EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2019, relating to the financial statements of Bright Horizons Family Solutions Inc. and subsidiaries (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Account Standards Update No. 2016-09 Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting), and the effectiveness of Bright Horizons Family Solutions Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bright Horizons Family Solutions Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 6, 2019